UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2023

Atreca, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38935	27-3723255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Ave. Suite 100 Campbell, California		95008
(Address of Principal Executive Offices)		(Zip Code)

(650) 595-2595

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Strategy Officer

In connection with the wind down of the operations of Atreca, Inc. (the “Company”), Tito A. Serafini, Ph.D., ceased to serve as the Chief Strategy Officer of the Company, effective January 31, 2024 (the “Serafini Separation Date”). Dr. Serafini remains a member of the Board of Directors of the Company.

Effective January 31, 2024, the Company and Dr. Serafini entered into a Separation and Consulting Agreement (the “Serafini Separation and Consulting Agreement”), commencing on the Serafini Separation Date, pursuant to which, in exchange for Dr. Serafini’s execution of the Serafini Separation and Consulting Agreement, and his compliance with the obligations set forth therein, Dr. Serafini is entitled to, among other things: (i) a lump sum severance payment of $377,961, equal to nine months of his base salary; (ii) a lump sum additional severance payment of $32,181.21, equal to approximately nine months of the cost of COBRA premiums needed to continue his medical, dental and vision insurance coverage; (iii) accelerated vesting of all equity awards such that all such equity awards shall be deemed immediately vested, and exercisable, as of the Serafini Separation Date; (iv) a consulting arrangement whereby Dr. Serafini will provide certain consulting services to the Company for a weekly consulting fee not to exceed $5,000, through May 1, 2024, unless terminated earlier or later pursuant to the terms of the Serafini Separation and Consulting Agreement; and (v) potential additional severance benefits pursuant to the terms of his First Amendment to Amended and Restated Employment Agreement with the Company, dated December 19, 2023, a summary of which is included in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 26, 2023.

The Serafini Separation and Consulting Agreement also provides for, among other things, a release of claims by Dr. Serafini in favor of the Company and its affiliates, continuing confidentiality obligations applicable to Dr. Serafini, and non-disparagement and cooperation obligations applicable to Dr. Serafini and the Company.

The foregoing description of the Serafini Separation and Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Serafini Separation and Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Departure of Chief Scientific Officer

In connection with the wind down of the operations of the Company, Stephen E. Gould, Ph.D., ceased to serve as the Chief Scientific Officer of the Company, effective December 31, 2023 (the “Gould Separation Date”).

Effective December 31, 2023, the Company and Dr. Gould entered into a Separation and Consulting Agreement (the “Gould Separation and Consulting Agreement”), commencing on the Gould Separation Date, pursuant to which, in exchange for Dr. Gould’s execution of the Gould Separation and Consulting Agreement, and his compliance with the obligations set forth therein, Dr. Gould is entitled to, among other things: (i) a lump sum severance payment of $356,250, equal to nine months of his base salary; (ii) a lump sum additional severance payment of $32,181.21, equal to approximately nine months of the cost of COBRA premiums needed to continue his medical, dental and vision insurance coverage; (iii) a consulting arrangement whereby Dr. Gould will provide certain consulting services to the Company for a weekly consulting fee not to exceed $5,000, through March 31, 2024, unless terminated earlier or later pursuant to the terms of the Gould Separation and Consulting Agreement; and (iv) continued vesting through his consulting period of each equity award held by Dr. Gould as of the Gould Separation Date.

The Gould Separation and Consulting Agreement also provides for, among other things, a release of claims by Dr. Gould in favor of the Company and its affiliates, continuing confidentiality obligations applicable to Dr. Gould, and non-disparagement and cooperation obligations applicable to Dr. Gould and the Company.

The foregoing description of the Gould Separation and Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Gould Separation and Consulting Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Exhibit Description
10.1	Separation and Consulting Agreement between the Company and Tito A. Serafini, Ph.D., dated January 31, 2024.

10.2	Separation and Consulting Agreement between the Company and Stephen E. Gould, Ph.D., dated December 31, 2023.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atreca, Inc.

Dated: February 6, 2024	By:	/s/ Courtney J. Phillips
Courtney J. Phillips General Counsel and Corporate Secretary